Exhibit 16.1

July 1, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Interactive Strength, Inc.’s Form 8-K dated July 1, 2026, and have the following comments:

1.
We agree with the statements made in section (a) therein.

2.
We have no basis on which to agree or disagree with the statements made in section (b).

Yours truly,

/s/ Deloitte & Touche LLP

Morristown, New Jersey